Exhibit 99.1
STATER BROS. SALES AND CUSTOMER COUNTS INCREASE
IN THE FIRST QUARTER OF FISCAL 2014

SAN BERNARDINO, CALIFORNIA (February 11, 2014) - Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week period ended December 29, 2013.

The Company’s consolidated sales in the thirteen weeks ended December 29, 2013 were $984.0 million up $15.3 million or 1.58% from the thirteen weeks ended December 30, 2012 consolidated sales of $968.7 million. Like store sales also increased $13.7 million or 1.42% for the thirteen weeks ended December 29, 2013 compared to the thirteen weeks ended December 30, 2012.

Gross profit margins for the thirteen weeks ended December 29, 2013 were 26.28% of sales compared to the thirteen weeks ended December 30, 2012 gross profit margin of 25.88% of sales.

The Company reported net income for the first quarter ended December 29, 2013 of $11.1 million compared to net income of $5.4 million for first quarter of the prior fiscal year.

Brown said, “We are pleased with our sales and customer count growth in the first quarter of fiscal 2014 given the extremely competitive environment in Southern California. We continue to be the number ‘1’ full service supermarket chain in Southern California.

“We believe that our sales and customer count growth is due to our ‘Valued Customers’ positive response to our ‘Low Price’ marketing strategy of keeping our prices as low as possible during these continued challenging economic times while continuing to provide our customers the service and value they deserve on each of their visits to their local Stater Bros.’ supermarket.

“During the extended economic downtown, we have sacrificed gross margin by not fully passing on the costs of inflation which has allowed us to keep our prices low for our ‘Valued Customers’. In addition, in order to continue to invest in our customers, we are constantly looking for opportunities where we can reduce our costs in areas such as improving our shrink or product loss, and improving our efficiencies at both our stores and in our distribution facility.

“Our strategy over the past several years has had a positive impact on our sales growth. We have been and remain committed to providing low prices, great value and outstanding service to all of our ‘Valued Customers’.“

Stater Bros. is the largest privately owned Supermarket Chain in Southern California and the largest private employer in both San Bernardino County and Riverside County, with annual sales in 2013 of $3.9 billion. The Company currently operates 167 Supermarkets, and there are over 18,000 members of the Stater Bros. Supermarket Family.
STATER BROS ... PROUDLY SERVING SOUTHERN CALIFORNIA FAMILIES FOR 78 YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited
	9/29/2013	12/29/2013
Assets
Current assets
Cash and cash equivalents	$242,818	$210,949
Receivables, net	37,493	49,773
Inventories	228,116	258,192
Other	39,876	40,338

Total current assets	548,303	559,252
Property and equipment, net	600,019	597,624
Deferred debt issuance costs, net	6,173	5,628
Other	42,851	45,976

Total assets	$1,197,346	$1,208,480

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$144,214	$151,446
Accrued expenses and other liabilities	153,987	152,334
Current portion of long-term debt	25,582	90,503

Total current liabilities	323,783	394,283
Long-term debt, less current portion	608,711	540,000
Capital lease obligations, less current portion	414	291
Other long-term liabilities	150,988	149,400
Total stockholder’s equity	113,450	124,506

Total liabilities and stockholder’s equity	$1,197,346	$1,208,480

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited
	13 Weeks Ended	13 Weeks Ended
	12/30/12	12/29/13
Sales	$968,744	$984,025
Gross profit	250,729	258,635
Operating expenses:
Selling, general and administrative expenses	220,079	217,138
(Gain) loss on sale of property and equipment	(1,933)	10
Depreciation and amortization	11,683	11,373
Total operating expenses	229,829	228,521
Operating profit	20,900	30,114
Interest income	23	15
Interest expense	(11,809)	(11,486)
Income before income taxes	9,114	18,643
Income taxes	3,665	7,587
Net income	$5,449	$11,056